UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PHIO PHARMACEUTICALS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PHIO PHARMACEUTICALS CORP.

411 SWEDELAND ROAD, SUITE 23-1080

KING OF PRUSSIA, PA 19406

SUPPLEMENT TO

PROXY STATEMENT DATED JULY 30, 2025

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

PHIO PHARMACEUTICALS CORP.

Dear Stockholders of Phio Pharmaceuticals Corp.:

You previously received definitive proxy materials dated July 30, 2025 (the “Proxy Statement”) in connection with the Annual Meeting of Stockholders of Phio Pharmaceuticals Corp., a Delaware corporation (the “Company”), to be held on September 11, 2025 at 9:00 a.m. (Eastern Time), virtually at meetnow.global/MVQDAFW.

Proposal No. 3 in the Proxy Statement is a proposal to approve an amendment and restatement of the 2020 Phio Pharmaceuticals Corp. Long Term Incentive Plan (the “Plan”) to increase the number of shares of Common Stock available for issuance thereunder by 950,000. Following the filing and mailing of the Proxy Statement, the Company discovered a scrivener’s error in the aggregate maximum number of shares of Common Stock that will be reserved for issuance under the Plan if Proposal No. 3 is approved by the stockholders of the Company at the Annual Meeting. The purpose of this document (this “Proxy Supplement”) is to correct such scrivener’s error. You should read this Proxy Supplement together with the Proxy Statement. Capitalized terms used but not defined herein have the meanings given to them in the Proxy Statement.

Clarification of Aggregate Maximum Number of Shares of Common Stock Reserved for Issuance under the Plan

Rather than a total of 950,891 shares of Common Stock, which was the number reported in the Proxy Statement, the amendment and restatement of the Plan, if approved, will result in an aggregate of 1,023,017 shares of Common Stock reserved for issuance under the Plan, which is the sum of: (i) 950,000 shares added pursuant to Proposal No. 3; (ii) 71,000 shares of Common Stock subject to outstanding RSUs as of the Record Date; (iii) 1,126 shares of Common Stock subject to outstanding stock options as of the Record Date; and (iv) 891 shares of Common Stock that remained available for issuance under the Plan as of the Record Date. Accordingly, all references to “950,891” shares of Common Stock in the Proxy Statement, including Appendix A thereto, are hereby replaced with “1,023,017” shares of Common Stock.

Except as set forth herein, all other information in the Proxy Statement remains unchanged. If you have previously submitted a proxy and you do not wish to make any changes, you do not need to do anything further.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.